Exhibit 10.1

AMENDMENT NO. 2 TO
CINTAS CORPORATION

2005 EQUITY COMPENSATION PLAN

Cintas Corporation hereby adopts this Amendment No. 2 to the Cintas Corporation 2005 Equity Compensation Plan, as Amended by Amendment No. 1 on October 20, 2009, (the “Plan”), effective as of July 24, 2012.  Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

I.

Section 2.28 of the Plan is hereby amended in its entirety to read as follows:

“‘Retirement’  means (i) in the case of an employee, termination of employment with the Company, other than a termination for Cause or violation of an agreement as specified in Sections 12.1.7 or 12.1.8, respectively, and other than by death or Disability, by an employee who is at least 62 years of age with at least 15 years of continuous employment with the Company or a Subsidiary, and (ii) in the case of a Nonemployee Director, termination of service to the Company at such time and in such circumstances as is determined by the Board to constitute Retirement.”

II.

The first sentence of Section 6.4.2.4 is hereby amended to read as follows:

“Options held by a Nonemployee Director may be exercised at any time during their ten year period and shall vest immediately if the Nonemployee Director ceases service with the Company by reason of death, Disability, or Retirement for any reason other than as set forth in Section 6.4.3.”

III.

A new Section 8.2.6 is hereby added to the Plan to read as follows:

“8.2.6    Restricted Stock Awards of Nonemployee Directors.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee, Shares of Restricted Stock awarded to a Nonemployee Director shall vest immediately if the Nonemployee Director ceases service with the Company by reason of death, Disability or Retirement for any reason other than as set forth in Section 6.4.3.”

IV.

Article 12 of the Plan is hereby amended in its entirety to read as follows:

“12.1    Termination of Awards.    Subject to Section 12.3, an Award will terminate as follows:

12.1.1    Upon exercise or expiration by its terms.

12.1.2    Except as otherwise provided herein, upon termination of employment for reasons other than Cause, the then-exercisable portion of any Award that is subject to exercise will terminate on the 60th day after the date of termination.  Except as otherwise provided herein, the portion of any Award that is not exercisable or not vested will terminate on the date of termination of employment. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment. In the case of Incentive Options, however, a contract with the Participant providing for re-employment must be in place in order for the leave of absence to not be considered a termination of employment.

12.1.3    If an Eligible Employee’s employment terminates by reason of death that occurs while employed, then:

12.1.3.1    any Award held by the Eligible Employee that is subject to exercise shall be 100% exercisable and may be exercised at any time through the expiration date of the Award; and

12.1.3.2    any Restricted Stock Award held by the Eligible Employee shall immediately vest upon the Eligible Employee’s death.

12.1.4    If an Eligible Employee incurs a Disability while employed, then:

12.1.4.1    any Award held by the Eligible Employee that is subject to exercise shall continue to become exercisable as if the Eligible Employee had not incurred such Disability but instead had remained employed by the Company or a Subsidiary and may be exercised (to the extent exercisable) at any time through the expiration date of the Award; and

12.1.4.2    any Restricted Stock Award held by the Eligible Employee shall continue to vest as if the eligible Employee had not incurred such Disability but instead had remained employed by the Company or a Subsidiary.

12.1.5    In the case of the Retirement of an Eligible Employee more than six months after the Grant Date, a Restricted Stock Award held by such Eligible Employee shall continue to vest as if the Eligible Employee had not retired but instead had remained employed by the Company or a Subsidiary.

12.1.6    Awards may be exercised pursuant to Section 12.1.3 or 12.1.4 by the person or, after the person’s death, the person’s estate or guardian or those persons to whom the Award may be Transferred by will or the laws of descent and distribution as appropriate.

12.1.7    Awards shall terminate immediately if employment is terminated for Cause.

12.1.8    If an individual holding an Award violates any term of any written employment, confidentiality or noncompetition agreement between the Company and that person, all existing Awards held by such person will terminate immediately. In addition, if at any time of such violation such person has exercised an Award for Shares but has not received certificates for the Shares to be issued, the Company may void the Award and its exercise. Any such actions by the

Company shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in such circumstances.

12.1.9    If an Eligible Employee holding an Award violates any covenant in any confidentiality, non-solicitation, non-competition, employment or similar agreement or arrangement with the Company or any of its subsidiaries, that person will pay to the Company, within 30 days after receiving written notice from the Company, an amount equal to the gross amount gained, realized or obtained by that person’s exercise or grant of any portion of any Award exercised or granted in the 24 months prior to such violation.

12.2    Acceleration of Vesting and Extension of Exercise Period Upon Termination.

12.2.1    Notwithstanding anything contained in this Article 12, upon the termination of employment of a Participant, the Committee may, in its sole discretion, accelerate the exercisability or vesting of all or part of any Awards held by such terminated Participant, or Transferred by the Participant in accordance with Article 11, so that such Awards are fully or partially exercisable or vested as of the date of termination, and may also extend the permitted exercise period of such Awards for up to five years from the date of termination, but in no event longer than the original expiration date of such Award. Under the Code, extensions of the Term of Incentive Options will cause the Option to become non-qualified unless the exercise price is reset to be at least equal to the Fair Market Value on the date of extension and the other requirements of an Incentive Option are satisfied at that time.

12.2.2    Except as provided in Section 12.2.1 or Section 4.2, in no event will the continuation of the exercisability of an Award beyond the date of termination of employment allow the Participant, or his or her beneficiaries or heirs, to accrue additional rights under the Plan, or to purchase more Shares through the exercise of an Award than could have been purchased on the date that employment was terminated.

12.3    Additional Terms.    The Committee, in its discretion, may as to any particular outstanding Award or upon the grant of any Award, establish terms and conditions which are different from those otherwise contained in this Article 12, by, without limitation, providing that upon termination of employment for any designated reason, exercisability or vesting of an Award may occur in whole or in part at such time or at some other time and that such Award (if subject to exercise) may be exercised for any period during the remaining Term of the Award, not to exceed ten years from the Date of Grant. This Section 12.3 shall not apply to Incentive Options.”

IN WITNESS WHEREOF, to record the adoption of this Amendment No. 2 to the Plan, effective as of July 24, 2012, the undersigned, being duly authorized to act on behalf of the Board of Directors of Cintas Corporation, has executed this document this 24th day of July, 2012.

CINTAS CORPORATION

By:	/s/ Thomas E. Frooman

Name:	Thomas E. Frooman

Title:	Vice President & Secretary – General Counsel